Exhibit 99.1
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Announces the Death of Sam Zell, Our Chairman
Chicago – May 18, 2023 - Equity Commonwealth (NYSE: EQC) announced today that Sam Zell, its Chairman of the Board of Trustees, died today due to complications from a recent illness.

Sam served as our Chairman since we took responsibility for EQC in May 2014. Sam also served as the chairman of Equity Group Investments, the private investment firm he founded more than 50 years ago, and chaired two other companies listed on the New York Stock Exchange: Equity Residential and Equity LifeStyle Properties.

A video created by Equity Group Investments is available at www.samzelllegacy.com.

For more information on Sam’s life and accomplishments, visit www.egizell.com and www.samzell.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s portfolio is comprised of 4 properties totaling 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Investor Contact
Bill Griffiths
(312) 646-2801